SUPPLEMENT NO. 10 DATED JUNE 27, 1997
                      TO PROSPECTUS DATED SEPTEMBER 3, 1996
          RELATING TO $125,000,000 PRINCIPAL AMOUNT 5 5/8% CONVERTIBLE
                         SUBORDINATED NOTES DUE 2006 AND
                               3,654,971 SHARES OF
                          RENAL TREATMENT CENTERS, INC.
                          COMMON STOCK, $.01 PAR VALUE


         All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated September 3, 1996, as supplemented by Supplement No. 1 dated December 2, 1996, Supplement No. 2 dated December 9, 1996, Supplement No. 3 dated January 6, 1997, Supplement No. 4 dated January 13, 1997, Supplement No. 5 dated February 18, 1997, Supplement No. 6 dated March 17, 1997, Supplement No. 7 dated April 30, 1997, Supplement No. 8 dated May 9, 1997 and Supplement No. 9 dated May 12, 1997, forming a part of Form S-3 Registration Statement No. 333-10839.

         The purpose of this supplement is to provide additional information regarding the Selling Securityholders. The Selling Securityholders in the table below are identified by this supplement. The Notes beneficially owned by these Selling Securityholders were previously listed in the Prospectus under the names of the nominee or Depository Trust Company participant holding the Notes for the benefit of the Selling Securityholders or the persons from whom the Selling Securityholders purchased the Notes. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholders identified therein.


                                           Principal Amount of                       Number of
                                            Notes Beneficially                       Conversion
                                                  Owned             Percentage         Shares         Percentage
                                                 That May            of Notes         That May     of Common Stock
Name                                             Be Sold           Outstanding      Be Sold (1)    Outstanding (2)
----                                             -------           -----------      -----------    ----------------

The TCW Group, Inc., on behalf of the        $  875,000                 *             25,584              *
Municipal Employees Retirement System of
the State of Michigan


----------
* Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the current conversion rate of $34.20 in principal amount of Notes per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act based upon the 24,973,035 shares of Common Stock outstanding as of May 8, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holders.

         Other than their ownership of the Company's securities, none of the foregoing Selling Securityholders has had any material relationship with the Company within the past three years.